Exhibit 4.5

Translation of Addendum to Lease Agreement

Addendum to Lease Agreement dated June 27, 2000 Made and signed in Yokneam on the 5th day of May, 2005.

Between:	Ground A.S. Ltd
Company No. 511096265 20 Lincoln St., Tel-Aviv (“Ground”)

Shaarei Haeer Investment Company Ltd. Company No. 511765380 15 HaShdera HaMerchazit, Modiin, 71700 (“Shaarei Haeer”)

jointly and severally (Ground and Shaarei Haeer collectively referred to as “Landlord”)

And:	Kanyon HaDrachim No. 1 Yokneam Ltd.
20 Lincoln St., Tel-Aviv (“Management Company”)

And:	Silicom Ltd.
Company No. 520041120 8 Hanagar St. P.O.B 2164, Kfar Sava, 44000 (“Tenant”)

Whereas	on June 27, 2000 the Landlord and Tenant entered into a Lease Agreement for the Leased Premises located at Kanyon HaDrachim No. 1 Yokneam and an agreement for management services provided by the Management Company (such agreements and their appendices collectively referred to as the "Agreements");

And whereas	the parties wish to extend the term of the lease set forth in the Lease Agreement in accordance with the terms set forth herein;

Now therefore the parties agree as follows:

1.	The preamble to this Addendum, and the provisions hereof, constitute an integral part of the Agreements.

2.	The term of the lease is extended from August 16, 2005 until August 15, 2006 (the “Extended Lease Period”).

3.	The lease and management fees for the Extended Lease Period will remain unchanged and will be paid in accordance with the rate set forth in the Lease Agreement and Management Agreement and will be subject to the linkage provisions (dollar rate and Consumer Price Index) thereof and shall include VAT.

4.	As a condition to the extension of the lease, the Tenant shall provide the guarantees defined in Section 16 of the Lease Agreement, which shall be extended to cover the Extended Lease Period and the 60 day period following the expiration thereof. All security notes signed by guarantors shall be replaced with new security notes applying to the Extended Lease Period, as may be required.

5.	Upon the expiration of the Extended Lease Period the Tenant shall return the Leased Premises to the Landlord in accordance with the terms of the Lease Agreement.

6.	Nothing in this Addendum shall be construed as amending any existing provision of the Lease Agreement and/or the Management Agreement and/or their appendices, unless specifically stated otherwise in this Addendum.

In Witness whereof the parties have signed this Addendum,

/S/ Kanyon HaDrachim No. 1 Yokneam Ltd. Company No: 51-226902-6 —————————————— Management Company	/S/ Silicom Ltd. —————————————— Tenant	/S/ Ground A.S. Ltd Company No. 51-1096265 —————————————— Landlord